The McGraw-Hill Companies Reports First Quarter EPS of $0.25

NEW YORK, April 29 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.25 in the first quarter of 2008 compared to $0.40 for the same period last year. Included in the first quarter 2007 results is a $0.03 per diluted share gain ($10.3 million after tax) on the divestiture of a mutual fund data business.

Net income for the first quarter was $81.1 million.

Revenue for the first quarter declined 6.1% to $1.2 billion.

“Double-digit growth at Standard & Poor's Investment Services, our diversification strategy at Standard & Poor's Credit Market Services and tight cost controls in the segment helped mitigate the steep decline in structured finance in the first quarter,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “Another good year is shaping up for McGraw-Hill Education even though our elementary-high school business got off to a slow start in a seasonally small quarter. A solid performance by our global information products for the energy market was key to improvement at Information & Media.”

Education: “Revenue for this segment decreased 0.5% to $330.2 million in the first quarter compared to the same period last year. The operating loss was reduced by 0.5% to $90.3 million. Foreign exchange rates positively impacted revenue by $4.4 million and had no material impact on the reduced operating loss.

“Revenue for the McGraw-Hill School Education Group declined 4.8% in the first quarter to $138.8 million. Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 2.9% to $191.4 million.

“Revenue in the seasonally slow first quarter for the elementary-high school market depends more on purchases of fill-in copies and supplemental materials than on new business. Last year, the McGraw-Hill School Education Group benefited from early ordering by North Carolina, where there were excellent opportunities for its programs in K-5 reading, K-12 art and music, and 6-12 vocational subjects. Despite a good start in this year's 6-12 social studies and business education adoptions, our first-quarter results in North Carolina did not match last year's success. The School Education Group also experienced a decline in supplemental sales compared to the first quarter of 2007.

“North Carolina was the only adoption state to place substantial orders for newly adopted materials in the first quarter, but early indicators this year in such key adoption states as Texas, California and Florida are encouraging. We still expect the state new adoption market to grow by 10% to 15% in 2008. There are also, at least for the McGraw-Hill School Education Group, some promising opportunities developing in the open territory.

“In testing, first-quarter revenue increased modestly as sales from Acuity, our new formative testing program, and LAS Links, our new assessments for English-language learners, helped to offset timing shifts in work on several state contracts that caused revenue on the custom side of the business to decline in comparison to the first quarter of 2007.

“In the U.S. college and university market, second-semester ordering contributed to the revenue increase for the McGraw-Hill Higher Education, Professional and International Group.

“In international markets, favorable foreign exchange as well as improved sales of higher education, professional and English-language training products in the Pacific Rim countries and India overcame softness in the Spanish-language markets.

“Revenue in the U.S. professional market decreased very slightly as a decline in the sales of older backlist titles could not be wholly offset by an increase in subscription revenue for digital products and the introduction in mid-March of the new, seventeenth edition of Harrison's Principles of Internal Medicine, which is expected to generate domestic and international sales throughout the remainder of 2008.

1 of 4

Financial Services: “Revenue for this segment declined 11.6% to $644.3 million in the first quarter compared to the same period last year. Operating profit decreased 25.3% to $260.0 million versus $348.0 million last year, which included a pre-tax gain of $17.3 million on the sale of a mutual fund data business in March 2007. The segment benefited in the first quarter of 2008 from cost containment including lower incentive compensation. Foreign exchange rates positively impacted revenue by $14.8 million and operating profit by $6.5 million.

“Revenue for Standard & Poor's Credit Market Services, which provides independent global credit ratings, credit risk evaluations, and ratings-related information and products, declined by 21.6% to $427.3 million in the first quarter compared to the same period last year.

“Revenue for Standard & Poor's Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, increased by 18.0% to $217.0 million. Included in Investment Services' revenue in the first quarter of 2007 was $7.8 million related to its mutual fund data business, with no comparable amount in the first quarter of 2008.

“At S&P Credit Market Services, growth overseas and in non-transaction businesses that are not tied directly to new bond issuance in public markets helped cushion a steep decline in structured finance and the fall off in corporates. Public finance improved in the first quarter.

“International revenue for S&P Credit Market Services, driven by favorable foreign exchange, grew by 5.8% to $204.5 million in the first quarter. International accounted for 47.9% of this group's total revenue versus 35.5% for the first quarter last year. U.S. revenue for Credit Market Services declined by 36.6% in the first quarter.

“Revenue from non-transaction sources-surveillance fees, annual contracts and subscriptions-grew by 11.2% to $309.1 million and represented 72.3% of Credit Market Services' first quarter revenue.

“The 55.8% decline in transaction revenue for Credit Market Services reflects the first quarter plunge in new issue dollar volume in the U.S. and European bond markets. In the U.S., total new issue dollar volume declined by 55.5% in the first quarter of 2008 versus the same period last year, according to reports from Thomson Financial and Harrison Scott Publications, and S&P estimates. In the U.S., corporate new issue dollar volume declined 37.1%. Public finance was off 24.7%. Mortgage-backed securities were off 94.2%. Asset-backed securities were up 42.1% with growth due to a single large placement made during the first quarter. Collateralized debt obligations fell by 91.1%. In Europe, new issue dollar volume declined 55.3% in the first quarter versus the same period last year.

“Revenue from ratings and services not directly linked to new public debt issuance dropped by 25.7% to $108.6 million in the first quarter reflecting substantially lower volume in bank loan and derivative products ratings.

“Strong performances by index services and Capital IQ products were key to Standard & Poor's Investment Services' double-digit top-line growth in the first quarter. Capital IQ's customer base grew by 24% to more than 2,300 in the first quarter versus the prior year.

“Assets under management in exchange-traded funds based on S&P indices increased 23.1% in the first quarter to $209.7 billion compared to the same period last year. In this period, 13 new exchange-traded funds that track S&P indices were launched. There are now 157 exchange-traded funds based on S&P indices. S&P receives payments based on assets under management.

“The average daily volume of major exchange-traded derivatives based on S&P indices grew in the first quarter by 61% to 3.5 million contracts. The increase was primarily driven by E-mini, S&P 500 options and Volatility Index contracts. S&P is paid a royalty each time a contract is traded.

2 of 4

Information & Media: “Revenue for this segment increased 3.2% to $243.4 million in the first quarter compared to the same period last year. Operating profit grew by 18.6% to $11.7 million. Foreign exchange rates did not have a material effect on revenue and operating profit growth.

“Revenue in the first quarter increased 3.5% to $219.7 million for the Business-to-Business Group, which includes the following brands: Aviation Week, BusinessWeek, J.D. Power and Associates, McGraw-Hill Construction and Platts. Strong demand in the energy markets for Platts' news and pricing services and growth in the Asia-Pacific region for J.D. Powers' research services were the key drivers in the Business-to-Business Group's first quarter performance.

“Advertising pages in BusinessWeek's global edition were off 19.4% in the first quarter, according to the Publishers Information Bureau.

“Revenue of $23.7 million for the Broadcasting Group was essentially flat in the first quarter compared to last year as local and political advertising offset softness in national time sales.

The Outlook: “The uncertainty in financial markets and a weakening economy continue to make 2008 a challenging year for The McGraw-Hill Companies.

“If the steep drop we experienced in the first quarter in structured finance continues for the rest of the year, revenue at the Financial Services segment would decline 7% to 9%. We would also expect a 500 to 600 basis point contraction in the operating margin.

“We still expect revenue growth of 6% to 8% at McGraw-Hill Education and Information & Media. We anticipate operating profit improvement in the low single-digit range at McGraw-Hill Education, but stepped up investments in technology to accelerate the digital transformation of this business could lead to a 50 to 100 basis point decline this year in the segment's operating margin. We expect the operating margin to improve in 2008 at Information & Media Services.

“If current trends in financial markets continue for the balance of the year, we would expect earnings per share in the $2.65 to $2.75 range for 2008.

“Year-over-year comparisons get easier in the second half, so we haven't ruled out the possibility of finishing 2008 on an upswing.”

Conference Call/Webcast Details: The Corporation's senior management will review the first quarter 2008 earnings results on a conference call scheduled for this morning, April 29, at 8:30 AM Eastern Time (12:30 GMT). This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation's Investor Relations Website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in to the call 10 minutes before the start time and register. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long-distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=1820171. (Please copy and paste URL into web browser.) The prepared remarks and slides will be available for downloading from the Investor Relations website's Investor Presentations archive several hours after the end of the call.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

3 of 4

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2007 were $6.8 billion. Additional information is available at www.mcgraw-hill.com.

Homepage: http://www.mcgraw-hill.com
News: http://www.mcgraw-hill.com/news/overview.shtml
Investor Relations: http://www.mcgraw-hill.com/investor_relations
Corporate Responsibility: http://www.mcgraw-hill.com/cr/overview.shtml

Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: April 29, 2008

4 of 4

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2008 and 2007

(dollars in thousands, except per share data)

(unaudited)	Three Months

	2008	2007	% Change

Revenue	$1,217,871	$1,296,418	(6.1)%

Expenses, net	1,070,264	1,081,542	(1.0)%
Other income	-	17,305	N/M

Income from operations	147,607	232,181	(36.4)%

Interest expense, net	17,830	1,204	N/M

Income from operations before taxes on income	129,777	230,977	(43.8)%

Provision for taxes on income	48,667	87,139	(44.2)%

Net income	$81,110	$143,838	(43.6)%

Earnings per common share:
Basic	$0.25	$0.41	(39.0)%
Diluted	$0.25	$0.40	(37.5)%

Dividend per common share	$0.22	$0.205	7.3%

Average number of common shares outstanding:
Basic	319,945	351,215
Diluted	323,400	361,497

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2008 and 2007

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$330,156	$331,680	(0.5)%
Financial Services	644,301	728,882	(11.6)%
Information & Media	243,414	235,856	3.2%
Total revenue	$1,217,871	$1,296,418	(6.1)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$420,422	$422,360	0.5%
Financial Services (a)	384,298	380,870	(0.9)%
Information & Media	231,688	225,970	(2.5)%
Total segment expenses	$1,036,408	$1,029,200	(0.7)%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$(90,266)	$(90,680)	0.5%
Financial Services (a)	260,003	348,012	(25.3)%
Information & Media	11,726	9,886	18.6%
Total operating segments	181,463	267,218	(32.1)%
General corporate expense	(33,856)	(35,037)	3.4%
Interest expense, net	(17,830)	(1,204)	N/M
Total operating profit *	$129,777	$230,977	(43.8)%

N/M -	not meaningful
*	Income from operations before taxes on income
(a)	2007 segment expenses and operating profit include a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business on March 16, 2007.

Exhibit 2

The McGraw-Hill Companies
McGraw-Hill Education Segment
Reclassification of Advanced Placement Business Revenue

(in thousands)

(unaudited)	School Education Group Revenue

	2007		2007
	As Reported	Reclassification	As Adjusted

Quarter ending March 31	$144,802	$889	$145,691
Quarter ending June 30	403,277	6,443	409,720
Quarter ending September 30	670,848	15,461	686,309
Quarter ending December 31	197,850	1,466	199,316
Total Revenue	$1,416,777	$24,259	$1,441,036

(unaudited)	Higher Education, Professional and International Revenue

	2007		2007
	As Reported	Reclassification	As Adjusted

Quarter ending March 31	$186,878	$(889)	$185,989
Quarter ending June 30	244,047	(6,443)	237,604
Quarter ending September 30	505,106	(15,461)	489,645
Quarter ending December 31	353,023	(1,466)	351,557
Total Revenue	$1,289,054	$(24,259)	$1,264,795

Exhibit 3

Contacts for The McGraw-Hill Companies:
Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Frank Briamonte
Senior Director, Corporate Communications
(212) 512-4145 (office)
(201) 725-6133 (mobile)
frank_briamonte@mcgraw-hill.com